JOINT VENTURE AGREEMENT

合作协议修订增页

Amendment #1

修订#1

Between

Turbine Truck Engines, Inc. (TTE)美国涡轮发动机公司

And

Energy Technology Services, Co. Ltd. (ETS)台湾节能技术服务有限公司

**Whereas**: both parties do hereby agree to amend its Joint Venture Agreement entered into on July 11, 2012, and renewed in Sept of 2013.

双方同意将 2012 年 7 月 11 日签订的合作协议延续并且附加以下条款：

1. As long as this Joint Venture is in effect ETS and its affiliates will agree that all contract leases and direct sales of the Hydrogen Generators in China will become part of the Joint Venture, with TTE to own all leases, leased equipment and revenues generated by the direct sale of the equipment or leases.
   只要合作协议在有效期内，ETS 及 ETS 附属单位同意所有签订的氢燃烧器租赁或买断合约都属于双方合作的项目，并且由 TTE 拥有租赁，出租的设备，及收取经过租赁或买断的氢燃烧机所产生的利润的主权。
2. TTE and ETS agree that upon validation of the H2 Generators business model and that it will be a profitable, to include the Chinese certifications and pending orders for 5 machines. ETS will complete Technology Transfer Agreement as finalized by all parties.
   TTE 及 ETS 都同意在氢燃烧机的营业模式能够赚钱，包括在中国的所有认证及有五台机器的订单都到位的情况下，ETS 会完成各方都同意下的技术转移。
3. ETS agrees upon certification of the H2 generator in China, and the confirmed orders for 5 additional machines TTE agrees to pay ETS payment of 2.5 million CAD over a one year period for the complete transfer of the H2 technology to TTE. TTE and ETS will sign a Definitive Technology Transfer Agreement upon completionand Certification,TTE will pay ETS 150,000 CAD and the balance of 850,000 CAD in 90 days. If ETS can secure 5 lease contracts prior to the China certification then the entire amount of 1,000,000 CAD will be paid upon receiving it.The Technology transfer and the balance of the fees will be paid over a one year period from the signing date as defined in the Definitive Agreement.
   ETS 答应在氢燃烧机认证通过，及 5 台机器的订单确认后，TTE 立即在一年内支付两百五十万加币来实现氢燃烧机所有的技术转移。TTE 与 ETS 将签署一个确定的技术转移协定，在认证完成时，TTE 将立即支付 15 万加币，然后在 90 天内支付 85 万加币。如果 ETS 在认证完成前能有 5 个确立的租赁协议，则立即支付 100 万加币。然后在签订正式协议的日期为准的一年内将技术转移的余款支付完毕。
4. Content of Transfer 转移内容：

全套工艺 KnowHow、制造技术、流程,标准,触媒配方,设计,规划及各级人员培训等(各式专利新公司申请)

5. Total technology know how, manufacturing technology, procedures, specifications, catalyst formula, design, planning and personnel training (also new patents filing)
6. 技术转移期间张博士薪水美金 2.5 万/月(含 ETS 业务团队)，转移两年后由新公司决定是否续聘？

During the technology transfer, Dr. Chang's salary will be $25,000 per month (including ETS team). After two years it is up to the new company to decide whether to continue this arrangement.

7. R&D 团队张博士主导，配属 1 名材料学博士，1 名化工工程博士及化工、机械硕式各一名，电控一组(约 3 人)，其他另议。以上由新公司或张博士寻找均可。

R&D will be lead be Dr. Chang, you need 1 material science PhD, one chemical engineer, and one Chemical, one mechanical master degree engineer, plus one team for electrical control (about 3 people). If you need additional personnel, please discuss. All personnel for the new company can be hired by Dr. Chang or by the company.

8. 生产机器成本由新公司负责控制

The cost for production will be controlled by the new company.

9. 是否配给技术股或销售分红由新公司决定。

The new company can decide whether to grant incentive shares or cash to the team.

10. 设厂方式分为：

Set up factories:

组装厂(发包 OEM)核心部分自己制造

Assembly plant (for OEM manufacturing), to make the core component by ourselves.

11. Dr. Chang will agree to become the Chief Technical Officer of TTE for a period of 5 years with a base salary, and stock options to be determined in Dr. Chang's employment agreement. TTE will also agree that Dr. Chang will be entitled to a royalty payment as long as he remains an employee of TTE. In return TTE will be givenexclusive rightstocurrant and future hydrogen technologies developed under his employment.

| Turbine Truck Engines, Inc. | Energy Technology Services |
|---|---|
| [signature] DEC-6-2013 | Alan Chen |